Exhibit 10.2
FORM OF
FIRST AMENDMENT
TO
AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT
Dated as of        , 2010
among
OASIS PETROLEUM NORTH AMERICA LLC,
as Borrower,
THE GUARANTORS PARTY HERETO,
BNP PARIBAS
as Administrative Agent,
and
THE LENDERS PARTY HERETO

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT
AGREEMENT AND CONSENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND CONSENT (this “First Amendment”) dated as of        , 2010, among OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party hereto (the “Guarantors” and collectively with the Borrower, the “Obligors”); each of the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and BNP PARIBAS, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
     A. The Parent, the Borrower, the Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of February 26, 2010 (as amended, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.
     B. Concurrently with the effectiveness hereof, Oasis Petroleum Inc. is consummating an initial public offering of its Equity Interests.
     C. The Borrower, the Guarantors, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement and consent to certain other matters.
     D. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this First Amendment. Unless otherwise indicated, all section references in this First Amendment refer to sections of the Credit Agreement.
Section 2. Amendments to Credit Agreement.
     2.1 Amendment to Introductory Paragraph. The definition of “Parent”, as defined in the introductory paragraph of the Credit Agreement, is hereby amended to refer to each of Oasis Petroleum LLC, a Delaware limited liability company, and Oasis Petroleum Inc., a Delaware corporation, and all references in the Credit Agreement and other Loan Documents to “the Parent” shall be deemed to be a reference to each of such entities mutatis mutandis.
     2.2 Amendments to Section 1.02.
     (a) The definition of “Agreement” is hereby amended in its entirety to read as follows:

     “Agreement” means this Credit Agreement, as amended by the First Amendment, as the same may be amended or supplemented from time to time.
     (b) The definition of “Change in Control” is hereby amended in its entirety to read as follows:
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Permitted Holders, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Oasis Petroleum Inc., (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Oasis Petroleum Inc. by Persons who were not (i) initial members of the board of directors of Oasis Petroleum Inc., (ii) nominated by the board of directors of Oasis Petroleum Inc. or (iii) appointed by directors so nominated or (c) Oasis Petroleum Inc. fails to own directly or indirectly all of the Equity Interests of the Borrower.
     (c) The following definition of “First Amendment” is hereby added where alphabetically appropriate to read as follows:
     “First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement and Consent, dated as of June 3, 2010, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.
     (d) The definition of “Initial Public Offering” is hereby amended in its entirety to read as follows:
     “Initial Public Offering” means a primary offering to the public for cash of any Equity Interests (other than Disqualified Capital Stock) of Oasis Petroleum Inc. resulting in the receipt by Oasis Petroleum Inc. of net cash proceeds of at least $200,000,000; provided that issuances of securities pursuant to employee benefit plans shall not be considered an “Initial Public Offering”.
     (e) The definition of “Parent LLC Agreement” is hereby deleted in its entirety.
     (f) The definition of “Permitted Holders” is hereby amended in its entirety to read as follows:
     “Permitted Holders” means Oasis Petroleum Management LLC, a Delaware limited liability company, OAS Holding Company LLC, a Delaware limited liability company (“Holdings”), Encap Energy Capital Fund VI, L.P., a Texas limited partnership (“Encap Capital VI”), Encap VI-B Acquisitions, L.P., a Texas limited partnership (“Encap Acquisitions”) and Encap Energy Capital Fund VII, L.P., a Texas limited partnership (“Encap Capital VII”, and together with

Encap Capital VI and Encap Acquisitions, the “Encap Members”), any general partner or managing member of any Encap Member or Holdings or any Person formed and managed or Controlled by such Encap Member, its general partner or managing member or an Affiliate of its general partner or managing member as a vehicle for purposes of making investments.
     (g) The following definition of “Senior Notes” is hereby added where alphabetically appropriate to read as follows:
     “Senior Notes” means any unsecured senior or senior subordinated Debt securities (whether registered or privately placed) incurred pursuant to a Senior Notes Indenture.
     (h) The following definition of “Senior Notes Indenture” is hereby added where alphabetically appropriate to read as follows:
     “Senior Notes Indenture” means any indenture among Oasis Petroleum Inc., as issuer, the subsidiary guarantors party thereto and the trustee named therein, pursuant to which the Senior Notes are issued, as the same may be amended or supplemented in accordance with Section 9.04(e).
     2.3 Amendment to Section 2.07. Section 2.07 is hereby amended by inserting the following sub-section (e) immediately following the existing sub-section (d) therein:
(e) Reduction of Borrowing Base Upon Issuance of Senior Notes. Notwithstanding anything to the contrary contained herein, if Oasis Petroleum Inc. issues any Senior Notes during the period between Scheduled Redetermination dates or not in conjunction with an Interim Redetermination, then on the date on which such Senior Notes are issued, the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Senior Notes. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(e), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.
     2.4 Amendment to Section 3.04(c). Section 3.04(c) is hereby amended by inserting the following sub-section (iv) immediately following the existing sub-section (iii) therein and renumbering the existing sub-sections (iv) and (v) as sub-sections (v) and (vi) respectively:
(iv) Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (a) prepay the Borrowings in an aggregate principal amount equal to such excess, and (b) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral, if required, on the date it issues such Senior Notes; provided that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.
     2.5 Amendment to Section 7.02. Section 7.02 is hereby amended in its entirety to read as follows:
Section 7.02 Authority; Enforceability. The Transactions are within the Parent’s, the Borrower’s and each Guarantor’s corporate, limited liability company or partnership, as applicable, powers and have been duly authorized by all necessary corporate, limited liability company, partnership and, if required, shareholder, member or partner action (including, without limitation, any action required to be taken by any class of directors of the Parent, the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Parent, the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Parent, the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     2.6 Amendment to Section 7.04. Sections 7.04(a) and (b) are hereby amended in its entirety to read as follows:
(a) Oasis Petroleum LLC has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (1) as of and for the fiscal year ended December 31, 2008, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (2) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Oasis Petroleum LLC and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(b) Since December 31, 2008, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect except, with respect only to events or circumstances contemplated by clause (a) of the definition of “Material Adverse Effect”, for the Initial Public Offering or actions undertaken in preparation of or in connection with the Initial

Public Offering and (ii) the business of the Parent, the Borrower and the Subsidiaries has been conducted only in the ordinary course, in all material respects, consistent with past business practices.
     2.7 Amendment to Section 7.12. Section 7.12 is hereby amended in its entirety to read as follows:
Section 7.12 Insurance. The Parent and the Borrower have, and have caused all of their respective Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and their respective Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.
     2.8 Amendment to Section 7.15. Section 7.15 is hereby amended in its entirety to read as follows:
Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is the State of Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is “Oasis Petroleum North America LLC”; and the organizational identification number of the Borrower in its jurisdiction of organization is 4354265 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). The jurisdiction of organization of Oasis Petroleum LLC is the State of Delaware; the name of Oasis Petroleum LLC as listed in the public records of its jurisdiction of organization is “Oasis Petroleum LLC”, and the organizational identification number of Oasis Petroleum LLC in its jurisdiction of organization is 4307625 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The principal place of business and chief executive offices of Oasis Petroleum LLC are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). The jurisdiction of organization of Oasis Petroleum Inc. is the State of Delaware; the name of Oasis Petroleum Inc. as listed in the public records of its jurisdiction of organization is “Oasis Petroleum Inc.”, and the organizational identification number of Oasis Petroleum Inc. in its jurisdiction of organization is 4793429 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). The principal place of business and chief executive offices of Oasis Petroleum Inc. are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) and Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).
     2.9 Amendment to Section 8.01.
          (a) Sub-Sections 8.01(a) and (b) are hereby amended in their entirety to read as follows:
(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Oasis Petroleum Inc., (i) its audited consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Oasis Petroleum Inc. and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Oasis Petroleum Inc., its consolidated balance sheet and related statements of operations, members’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Oasis Petroleum Inc. and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
          (b) Section 8.01 is hereby amended by inserting the following sub-section (r) immediately following the existing sub-section (q):
(r) Issuance of Senior Notes. In the event Oasis Petroleum Inc. decides to issue Senior Notes as contemplated by Section 9.02(i), 10 days prior written notice of such offering therefor, the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any) and any other material documents relating to such offering of Senior Notes.
     2.10 Amendment to Section 8.07. Section 8.07 is hereby amended in its entirety to read as follows:
Section 8.07 Insurance. The Parent and the Borrower will, and will cause each of their respective Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
     2.11 Amendment to Section 8.14. Section 8.14 is hereby amended by amending the existing sub-section (b) in its entirety, inserting the following new subsection (c) immediately following sub-section (b) and amending the existing sub-section (c) in its entirety to be sub-section (d), with such sub-sections to read as set forth below:
(b) The Parent and the Borrower shall promptly cause each Domestic Subsidiary of either thereof to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to (a) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (b) pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery (if applicable) of original certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (c) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c) In the event that the Borrower or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary which has total assets in excess of $1,000,000, then the Borrower shall promptly, or shall cause such Domestic Subsidiary to promptly, pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(d) If any Event of Default shall occur and be continuing, then the Parent and the Borrower shall, and shall cause each Domestic Subsidiary of either thereof to, within ten (10) Business Days after notice by Administrative Agent, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on all of their Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent substantially all of the Oil and Gas Properties of the Borrower and the Domestic Subsidiaries. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficiently executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.
     2.12 Amendment to Section 8.15. Section 8.15 is hereby amended in its entirety to read as follows:
Section 8.15 ERISA Compliance. The Parent and the Borrower will promptly furnish and will cause their respective Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United Stated Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created therunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Parent, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Parent, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
     2.13 Amendment to Section 9.02.
(a) Section 9.02(h) is hereby amended in its entirety to read as follows:
(h) other Debt (excluding Debt of Foreign Subsidiaries) not to exceed $2,500,000 in the aggregate at any one time outstanding.
     (b) Section 9.02 is hereby amended by inserting the following sub-section (i) and (j) immediately following the existing sub-section (h):

(i) Debt of Foreign Subsidiaries to non-Affiliated Persons that is not secured by liens on any property of, not guaranteed by and not other otherwise of recourse to the Borrower or any Guarantor.
(i) unsecured Senior Notes of Oasis Petroleum Inc., the principal amount of which does not exceed $200,000,000 and any guarantees thereof; provided that (i) the Borrower shall have complied with Section 8.01(r), (ii) at the time of incurring such Senior Notes (A) no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Senior Notes after giving effect to the incurrence of such Senior Notes (and any concurrent repayment of Debt with the proceeds of such incurrence, if any), (iii) on the same day as the incurrence of such Debt, the Borrowing Base shall be adjusted to the extent required by Section 2.07(e) and prepayment is made to the extent required by Section 3.04(c)(iv), (iv) such Senior Notes do not have any scheduled principal amortization prior to the date which is one year after the Maturity Date, (v) such Senior Notes does not mature sooner than the date which is one year after the Maturity Date, (vi) such Senior Notes and any guarantees thereof are on terms, taken as a whole, at least as favorable to the Borrower and the Guarantors as market terms for issuers of similar size and credit quality given the then prevailing market conditions as determined by the Administrative Agent and (vii) such Senior Notes do not have any mandatory prepayment or redemption provisions (other than customary change of control or asset sale tender offer provisions) which would require a mandatory prepayment or redemption in priority to the Indebtedness.
     2.14 Amendment to Section 9.04. Section 9.04 is hereby in its entirety to read as follows:
9.04 Dividends, Distributions and Redemptions; Repayment of Senior Notes and Amendment to Terms of Senior Notes.
(a) Restricted Payments. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital or make any distribution of its Property to its Equity Interest holders, except (i) Oasis Petroleum Inc. may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries of Oasis Petroleum Inc. may declare and pay dividends ratably with respect to their Equity Interests, (iii) Oasis Petroleum Inc. may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (iv) Oasis Petroleum Inc. may make payments to former employees in connection with the termination of such former employee’s employment in an aggregate amount not to exceed $250,000 in any calendar year for the purpose of repurchasing Equity Interests in any member of the Parent issued to such former employee pursuant to stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

(b) Repayment of Senior Notes; Amendment to Terms of Senior Notes. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes; provided that Oasis Petroleum Inc. may prepay the Senior Notes with the net cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of Oasis Petroleum Inc., (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Notes Indenture if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described), provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the incurrence of additional Senior Notes to the extent permitted by Section 9.02(i) or the execution of supplemental indentures to add guarantors if required by the terms of any Senior Notes Indenture provided such Person complies with Section 8.14(b) or (C) with respect to Senior Notes that are subordinated to the Indebtedness or any other Debt, designate any Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Indenture related to Senior Notes that are subordinated to the Indebtedness or any other Debt.
     2.15 Amendments to Section 9.05.
     (a) The lead-in to Section 9.05 is hereby amended by deleting “The Borrower will not, and will not permit any Subsidiary to” and replacing it with “The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to”.
     (b) Section 9.05(e) is hereby amended in its entirety to read as follows:
     (e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).
(c) Section 9.05(g) is hereby amended in its entirety to read as follows:

     (g) Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor that is a Subsidiary, (iii) made by the Borrower or any Subsidiary in or to Domestic Subsidiaries that are not Guarantors, provided that the aggregate of all Investments made by the Borrower and the Guarantors in or to all Domestic Subsidiaries that are not Guarantors shall not exceed $2,500,000 at any time, and (iv) made by the Borrower or any Domestic Subsidiary in or to any Foreign Subsidiary in an aggregate amount at any one time outstanding not to exceed $50,000,000, provided that, with respect to this clause (iv), no such Investment shall be made unless (A) both prior to and after giving effect to such Investment no Default or Event of Default exists and (B) after giving effect to such Investment the Borrowing Base then in effect exceeds the total Revolving Credit Exposures by at least an amount equal to ten percent (10%) of the then current Borrowing Base less cash then maintained by the Borrower.
     2.16 Amendment to Section 9.11. Section 9.11 is hereby amended in its entirety to read as follows:
Section 9.11. Mergers, Etc. The Parent and the Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that (a) any Wholly-Owned Domestic Subsidiary may merge with any other Wholly-Owned Domestic Subsidiary, (b) the Parent and/or Borrower may merge with any Wholly-Owned Domestic Subsidiary so long as the Parent and/or Borrower is the survivor and (c) any Foreign Subsidiary may merge with any other Foreign Subsidiary; provided that if one of such Foreign Subsidiaries is a Wholly-Owned Subsidiary, the survivor shall be a Wholly-Owned Subsidiary.
     2.17 Amendment to Section 9.15. Section 9.15 is hereby amended in its entirety to read as follows:
Section 9.15. Subsidiaries. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b), Section 8.14(c) and Section 8.14(d). The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d). The Parent shall not, and shall not permit any of its Domestic Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Domestic Subsidiary except in compliance with Section 9.12(d).

     2.18 Amendment to Section 10.01. Section 10.01(g) is hereby amended by inserting in line 1 thereof after the phrase “any event or condition” the phrase “(other than customary change of control or asset sale tender offer provisions of the Senior Notes Indenture which would require a mandatory prepayment or redemption of the Debt arising thereunder)”.
Section 3. Consent.
     3.1 Initial Public Offering. Subject to the terms and conditions set forth herein, the Lenders hereby consent to the actions of the Parent, the Borrower, all of their respective Subsidiaries and Affiliates undertaken in preparation of or in connection with the initial public offering for Oasis Petroleum Inc., including (a) the corporate reorganization, including the transfer of the Equity Interests in Oasis Petroleum LLC to Oasis Petroleum Inc. and (b) all other actions contemplated by (i) that certain Contribution Agreement among Oasis Petroleum Inc., Oasis Petroleum LLC, OAS Holding Company LLC, OAS Mergerco LLC and Encap Energy Capital Fund VI, L.P. to be executed in connection with the Initial Public Offering and substantially in the form attached hereto as Exhibit A and (ii) that certain Agreement and Plan of Merger among Oasis Petroleum LLC, OAS Holding Company LLC and OAS Mergerco LLC to be executed in connection with the Initial Public Offering and substantially in the form attached hereto as Exhibit B notwithstanding the requirements of any provision of the Credit Agreement. The consent set forth in the preceding sentence is limited to the extent specifically set forth therein and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended to be effected by such consent.
     3.2 October 1, 2010 Scheduled Redetermination. Subject to the terms and conditions set forth herein, the Lenders hereby consent to the use of a Reserve Report dated as of June 1, 2010 in connection with the October 1, 2010 Scheduled Redetermination of the Borrowing Base notwithstanding the requirement in section 8.12(a) of the Credit Agreement that such Reserve Report be dated as of July 1, 2010.
Section 4. Conditions Precedent. Except as specifically set forth below with respect to the consent contained in Section 3.2, this First Amendment shall become effective as of the date when each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement):
     4.1 The Administrative Agent shall have received from the Majority Lenders, each Guarantor and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this First Amendment signed on behalf of such Person.
     4.2 The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of Oasis Petroleum Inc. setting forth (a) resolutions of its board of directors with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (b) the officers of Oasis Petroleum Inc. (i) who are authorized to sign the Loan Documents to which it is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement and the transactions contemplated hereby, (c) specimen signatures of such authorized officers, and (d) the articles or certificate of incorporation and by-laws or other applicable organizational documents of Oasis

Petroleum Inc., certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
     4.3 The Administrative Agent shall have received (a) an executed Assumption Agreement relating to the Guaranty Agreement and (b) an executed Supplement to the Guaranty Agreement, in each case, from Oasis Petroleum Inc.
     4.4 The Administrative Agent shall have received confirmation of (a) the acquisition by Oasis Petroleum Inc. of 100% of the Equity Interests in Oasis Petroleum LLC and (b) the consummation of the Initial Public Offering of Oasis Petroleum Inc.
     4.5 The Administrative Agent shall have received any prepayment of Borrowings required pursuant to Section 3.04(c)(iv).
     4.6 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the date hereof.
     4.7 No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this First Amendment.
     4.8 The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably require.
     Irrespective of whether or not the remainder of this Fourth Amendment becomes effective, the consent contained in Section 3.2 of this First Amendment shall automatically become effective upon the satisfaction of the condition precedent set forth in Section 4.1 hereof.
     The Administrative Agent is hereby authorized and directed to declare this First Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes. Notwithstanding the foregoing, except with respect to the consent contained in Section 3.2 hereof, this First Amendment shall not become effective unless each of the foregoing conditions is satisfied or waived prior to the earlier of (a) 2:00 p.m., New York City time, on October 1, 2010 and (b) receipt by the Administrative Agent of notification from the Borrower that an Initial Public Offering has been abandoned or is no longer actively being pursued.
Section 5. Miscellaneous.
     5.1 Confirmation. The provisions of the Credit Agreement, as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment.

     5.2 Limited Consent. Except as expressly set forth in Section 3 hereof, the execution, delivery, performance and effectiveness of this First Amendment shall not operate nor be deemed to be nor construed as a consent to deviation from, or waiver of, any term, provision, condition, representation, warranty or covenant contained in the Credit Agreement, the other Loan Documents, or any other contract or instrument.
     5.3 No Waiver. Neither the execution by the Administrative Agent or the Lenders of this First Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their officers in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any Defaults or Events of Default which may exist, which may have occurred prior to the date of the effectiveness of this First Amendment or which may occur in the future under the Credit Agreement and/or the other Loan Documents. Similarly, nothing contained in this First Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Loan Documents with respect to any Default or Event of Default, (b) except as expressly provided herein, amend or alter any provision of the Credit Agreement, the other Loan Documents, or any other contract or instrument, or (c) constitute any course of dealing or other basis for altering any obligation of the Borrower or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument. Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.
     5.4 Ratification and Affirmation; Representations and Warranties. Each Obligor hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     5.5 Counterparts. This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     5.6 No Oral Agreement. This First Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

     5.7 GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     5.8 Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this First Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
     5.9 Severability. Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     5.10 Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[SIGNATURES BEGIN NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

BORROWER:	OASIS PETROLEUM NORTH AMERICA LLC
By:
Thomas B. Nusz
President and Chief Executive Officer

GUARANTORS:	OASIS PETROLEUM LLC
By:
Thomas B. Nusz
President and Chief Executive Officer

OASIS PETROLEUM INC.
By:
Thomas B. Nusz
President and Chief Executive Officer

Signature Page to First Amendment to Amended and Restated Credit Agreement and Consent
(Oasis Petroleum North America LLC)

ADMINISTRATIVE AGENT AND LENDER:	BNP PARIBAS
By:
Name:
Title:

By:
Name:
Title:

LENDERS:	JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

UBS LOAN FINANCE, LLC
By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, N.A.
By:
Name:
Title:

Signature Page to First Amendment to Amended and Restated Credit Agreement and Consent
(Oasis Petroleum North America LLC)

Exhibit A
Form of Contribution Agreement

Exhibit A - 1

Exhibit B
Form of Agreement and Plan of Merger

Exhibit B - 1